SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant	[ ]

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PROFESSIONALLY MANAGED PORTFOLIOS
(Name of Registrant as Specified In Its Charter)

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Portfolio 21 Proxy Vote

September 23, 2013

A proxy has been sent to shareholders of the Fund related to a broadening of the employee ownership structure of Portfolio 21.

We are very pleased about the change to our employee ownership structure as the Firm will become majority owned by the key members of the investment team. Currently, Portfolio 21 is majority owned by one of the founders, Carsten Henningsen. Carsten plans to sell the majority of his ownership to the key members of the investment team, who will own relatively equal percentages of the Firm. Even though no one is leaving, preparing to retire, or changing their responsibilities, this constitutes a change in control of the Firm and creates the need to have a shareholder vote to approve a new investment agreement between Portfolio 21 and the Portfolio 21 Global Equity Fund.

Shareholders have been mailed a package requesting a vote on the proposal. The proposal has been carefully reviewed by the Board of Trustees of the Fund and the Board unanimously recommends that shareholders vote for the proposal.

We are asking shareholders to please vote promptly for the approval of the new investment advisory agreement. Please contact us if you have any questions.

Distributed by Quasar Distributors, LLC ., Distributor

The statutory prospectus and summary prospectus contain more complete information, including risks, fees and expenses related to an ongoing investment in the Fund. Read carefully before you invest or send money. You may also obtain a hard copy of the statutory prospectus and/or summary prospectus by calling 877-351-4115.

Mutual fund investing involves risk. Principal loss is possible. Portfolio 21 may invest in foreign securities, which are subject to the risks of currency fluctuations, political and economic instability  and differences in accounting methods. Investing in foreign securities is riskier than investing in domestic securities. The fund invests in smaller companies, which involve additional risks such as limited liquidity and greater volatility. Portfolio 21's environmental  policy could cause it to make or avoid investments  that could result in the portfolio underperforming  similar funds that do not have an environmental  policy. There are no assurances that the fund will achieve its objective and/or strategy.

Diversification  does not assure a profit or protect against a loss in a declining market.

Portfolio 21 is offered only to United States residents, and information on this site is intended only for such persons. Nothing on this web site should be considered a solicitation to buy or an offer to sell shares of Portfolio 21 in any jurisdiction where the offer or solicitation would be unlawful under the securities laws of such jurisdiction.

Securities mentioned are not recommendations  to buy or sell any security. Current and future portfolio holdings are subject to risk.

Opinions expressed as those of the fund, are subject to change, are not guaranteed and should not be considered investment advice.